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                                                                 EXHIBIT 4(d)(i)


                               October 12, 1995



Triton Group Ltd.
550 West C Street, Suite 1880
San Diego, California 92101

Ladies and Gentlemen:

                          This letter is to confirm that you have requested
that The Actava Group Inc. ("Actava") register approximately 3,000,000 of the Actava shares held by Triton Group Ltd. ("Triton") on Form S-3, and Actava agrees to do so on the following terms:

                          1.      The S-3 registration statement will be
prepared by Actava and filed with the Securities and Exchange Commission ("SEC") as promptly as practicable, but in no event later than ten (10) days from the date hereof. Triton will provide Actava with information regarding Triton and its plan of distribution for inclusion in the Form S-3 registration statement. Actava will use all reasonable efforts to have the Form S-3 declared effective as soon as practicable. The Form S-3 will incorporate by reference the Proxy Statement/S-4 Registration Statement with respect to the proposed mergers of Actava, Orion, MCSG Sterling and MITI ("the Mergers"). Actava will also use all reasonable efforts to register or qualify the shares under applicable Blue Sky laws in such jurisdictions as any broker or dealer involved in the sale of such shares may reasonably request as long as such qualification does not subject Actava to general service of process in a state.


                          2.      Actava agrees to use all reasonable efforts
to cause the Form S-3 registration statement to remain effective until ninety
(90) days after the consummation of the Mergers, or, if later, 90 days after effectiveness. In the event that such effectiveness lapses for any period or Actava notifies Triton not to use such S-3 for any period, such ninety (90)-day period will be extended by the period of lapse or non-use.

                          3.      The Form S-3 will specify that Triton's plan
of distribution will involve the sale of the Actava shares primarily through block transactions but also through open market transactions or other transactions effected through registered broker dealers. Triton acknowledges that the offering will be underwritten. Actava will use its reasonable efforts to assist Triton in the selling effort and agrees to make available a senior executive officer to attend marketing meetings with broker dealers acceptable to Actava.

                          4.      Triton agrees that, upon the filing of the
Form S-3 registration statement, it will deliver to Actava proxies in blank executed by Triton covering all of Triton's shares of Actava Common Stock, which will enable Actava's proxyholders to vote all of the shares of Actava's common stock held by Triton in favor of the Mergers. Triton agrees that it will not revoke, alter or amend such proxies, unless proxies are required to be resolicited from all stockholders of Actava as a result of a material change in the information regarding the Mergers contained in the Proxy
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Statement/S-4 Registration Statement.  Triton acknowledges that the supplement to the Proxy Statement/S-4 relating to this agreement does not constitute a resolicitation of proxies. After the filing of the Form S-3, Actava will use its best efforts to cause the Form S-3 to be declared effective by the SEC as promptly as practicable.

                          5.      Triton agrees to cooperate with and provide
such additional information to Actava as Actava may reasonably request in order to register the shares as provided for herein.

                          6.      All expenses incurred by Actava in effecting
any registrations and/or sales of shares pursuant to this letter (including, without limitation, all registration and filing fees, printing expenses of the S-3 (but not the Proxy Statement/S-4), Blue Sky expenses, auditors' fees relating solely to the Form S-3 registration statement and reasonable fees and expenses of counsel to Actava associated therewith) shall be paid by Triton, provided that in no event shall the counsel fees exceed $25,000 and provided that Actava will pay all of its internal costs. In addition, Triton agrees to pay the reasonable costs and expenses associated with preparation and mailing of a supplement to the Proxy Statement/S-4 with respect to the contents of this letter and Triton's Amendment to its Schedule 13D filing, up to a maximum of $35,000.

                          7.      In connection with the registration of the
Actava shares under the Securities Act of 1933, as amended (the "Act"), Actava will agree to indemnify and hold harmless Triton and each other person who participates in the offering or sale of such shares and their respective directors, officers, partners, agents and affiliates against any losses, claims, damages, liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof), joint or several, and expenses (collectively, a "Loss" or "Losses") to which such party may become subject, insofar as such Losses relate to any untrue statement or omission, or alleged untrue statement or omission, made in the registration statement under which such shares were registered under the Act (other that the information provided by Triton for inclusion in the Form S-3 registration statement); and Triton will agree to indemnify and hold harmless Actava, and each person who participates in the offering or sale of such shares and their respective directors, officers, partners, agents and affiliates against any Losses to which such party becomes subject, insofar as such Losses relate to any untrue statement or omission, or alleged untrue statement or omission, made in such registration statement in reliance upon and in conformity with written information furnished to Actava by Triton expressly for use in such registration statement.

                          8.      Triton may distribute Actava shares to its
stockholders. In such event, Triton will, upon request, furnish any Triton stockholder with a copy of the Proxy Statement/S-4 (or the most recent SEC periodic reports) of Actava. Actava agrees to furnish Triton, at no cost, sufficient copies of the Proxy Statement/S-4 (or the most recent SEC periodic reports) to satisfy any such requests.

                          9.      Actava will provide Triton and its counsel
such reasonable access to Actava, its officers and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of Triton's counsel, to conduct a reasonable "due diligence" investigation within the meaning of the Act. Triton will maintain the confidentially of any confidential information received from or otherwise made available by Actava to Triton.

                          10.     Triton and Actava recognize their respective
obligations under the Amended Loan Agreement and Pledge Agreement, and both parties agree to cooperate with each other to ensure the release of the Actava shares for sale pursuant to the Form S-3 registration statement and the
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concurrent application of the net proceeds of any offering first to repay in full all obligations of Triton under the Amended Loan Agreement.

                          11.     Attached as Exhibits A and B to this letter
are an Amendment to Triton's Schedule 13D regarding the Actava shares and a Press Release, in the forms that they will be filed or issued promptly after the execution of this letter.

                          12.     Subject to the consummation of the Mergers,
Triton hereby waives the provisions of the Amended and Restated Stockholder Agreement dated as of June 25, 1993 between Triton and Actava requiring that the Board of Directors of Actava consist of nine members and providing that Triton would be entitled to designate one or two members of the Board of Directors of Actava.

                          13.     This letter agreement may be executed in
counterparts.

                          If the foregoing correctly sets forth our agreement,
please so indicate by signing below.

                                            THE ACTAVA GROUP INC.

                                            By:    John D. Phillps
                                                   -------------------
                                            Name:  John D. Phillps
                                            Title: President, CEO


TRITON GROUP LTD.

By:       John C. Stiska
          ------------------
Name:     John C. Stiska
Title:    Chairman & CEO